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CERTIFICATE OF INCORPORATION

OF

ADIRONDACK PURE SPRINGS MT. WATER CO., INC.

Under Section 402 of the Business Corporation Law


     The undersigned, a natural person of the age of eighteen years or over, desiring to form a corporation pursuant to the provisions of the Business Corporation Law of the State of New York, hereby certifies as follows:

     FIRST:    The name of the corporation is:
               ADIRONDACK PURE SPRINGS MT. WATER CO., INC.
     SECOND:   The purpose for which it is formed is as follows:
     To engage in any lawful act or activity for which corporations may be formed under the Business Corporation Law provided that the corporation is not formed to engage in any act or activity which requires the consent or approval of any state official, department, board agency or other body, without such approval or consent first being obtained.
     For the accomplishment of the aforesaid purposes, and in furtherance thereof, the corporation shall have and may exercises all of the powers conferred by the Business Corporation Law upon corporations formed thereunder, subject to any limitations contained in Article 2 of said law or in accordance with the provisions of any other statute of the State of New York.
     THIRD:    The office of the corporation in the State of New York is to be located in the County of Nassau.
     FOURTH:   The aggregate number of shares which the corporation shall have the authority to issue is 200, no par value.
     FIFTH:    The Secretary of State is designated as agent of the
corporation upon whom process against the corporation may be served, and the address to which the Secretary of State shall mail a copy of any process against the corporation served upon him is; c/o Ronald Berk, 1101 Stewart Avenue, Garden City, New York 11530.
     SIXTH:    A director of the corporation shall not be personally liable to the corporation or its shareholders for damages for any breach of duty in such capacity except for liability if a judgment or other final adjudication adverse to a director establishes that his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that the director personally gained in fact a financial profit or other advantage to which he or she was not legally entitled or that the director's acts violated Section 719 of the Business Corporation Law; or liability for any act or omission prior to the adoption of this provision.
     IN WITNESS WHEREOF, I hereunto sign my name and affirm that the statements made herein are true under the penalties of perjury.
Dated: March 6, 1997.


Scott J. Schuster, Incorporator
283 Washington Avenue
Albany, New York 12206




CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION

OF

ADIRONDACK PURE SPRINGS MT. WATER CO., INC.

Under Section 805 of the Business Corporation Law


     WE, THE UNDERSIGNED, David Sackler and David Miller, being respectively the President and Secretary of Adirondack Pure Springs Mt. Water Co., Inc. hereby certify:

     FIRST: The name of the corporation is Adirondack Pure Springs Mt. Water Co., Inc. (the "Corporation").

     SECOND: The certificate of incorporation of the Corporation was filed by the Department of State on March 7, 1997.

     THIRD:    (a)  The certificate of incorporation, is hereby amended
                    to:

     (i) Change the aggregate number of shares which the corporation shall have authority to issue from 200 at no par value to 40,000,000 shares, $.01 par value. To accomplish the foregoing, the 100 issued shares at no par value will change into 13,359,000 shares at $.01 par value at the rate of 133,590 shares, $.01 par value, for each share of no par value common stock. The 100 unissued shares of common stock, no par value, will change into 26,641,000 unissued shares, $.01 par value at the rate of 266,410 shares, $.01 par value, for each share of no par value stock Create a new class of 1,000,000 shares of preferred stock, $.01 par value to designate 20,000 shares of such preferred stock with preferential liquidation rights.

     (ii) State that corporate action may be taken without a meeting upon written consent of shareholders of outstanding shares having not less than the minimum of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

     (iii) Clarify the elimination of the personal liability of directors to the Corporation or its shareholders for damages for any breach of duty in such capacity.
               (b)  To accomplish the foregoing amendments:

     (i) Article Fourth is hereby amended and restated in its entirety as follows:

     "FOURTH The aggregate number of shares of capital stock which the Corporation shall be authorized to issue shall be Forty One Million (41,000,000) shares, of which Forty Million (40,000,000) shares of Common Stock, $.01 par value share (the "Common Stock") and One Million (1,000,000) shares are Preferred Stock, $.01 par value per share (the "Preferred Stock"). The Board of Directors of the Corporation is expressly authorized at any time, and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series, with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors. Holders of capital stock shall have no pre-emptive rights with respect to any authorized but unissued shares of Common Stock or Preferred Stock.

     No holder of any of the shares of any class of the Corporation shall ne entitled as of right to subscribe for, purchase, or otherwise acquire, any shares of any class of the Corporation which the Corporation proposes to issue, or any rights or options which the Corporation proposes to grant for the purchase of shares of any class of the Corporation or for the purchase of any shares, bonds, securities, or obligations of the Corporation which are convertible into, or exchangeable for, or which carry any rights to subscribe for, purchase, or otherwise acquire, shares of any class of the Corporation; and any and all of such shares, bonds, securities or obligations of the Corporation, whether now or hereafter authorized or created, may be issued, or may be reissued or transferred if the same have been reacquired by the Corporation and have treasury status, and any and all of such rights and options may be granted by the Board of Directors to such persons, firms, corporations and associations, and for such lawful consideration, and on such terms, as the Board of Directors in its sole discretion may determine, without first offering the same, or any portion thereof, to any said holder. Without limiting the generality of the foregoing stated denial of any and all preemptive rights, no holder of shares of any class of the Corporation shall have any preemptive rights in respect of the matters, proceedings, or transactions specified in subparagraphs (1) to (6), inclusive, of paragraph
(e) of Section 622 of the Business Corporation Law.

     The Corporation shall also authorize and issue 20,000 shares of Series A Preferred Stock (the "Series A Preferred Stock") with preferential liquidation rights. Such rights shall be designated as follows:

     In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the net assets of the corporation (whether stated capital; or surplus) shall be distributed to the holders of record of the issue and outstanding Series A Preferred Stock, each issued and outstanding Series A Preferred Stock entitling the holder of record thereof to receive an equal portion of the assets before any other holders of shares of the Corporation's Common or Preferred Stock."

     (ii) Article Sixth is hereby amended and restated in its entirety as follows:

     " SIXTH    Except as otherwise specifically provided in this
               Certificate of Incorporation, no provision of this Certificate of Incorporation is intended by the Corporation to be constructed as limiting, prohibiting, denying, or abrogating any of the general or specific powers or rights conferred under the Business Corporation Law upon the Corporation, upon its shareholders, bondholders, and security holders, and upon its directors, officers, and other corporate personnel, including, in particular, the power of the Corporation to furnish indemnification, as such powers or rights are conferred by the Business Corporation Law.

     The personal liability of directors to the Corporation or its shareholders for damages for any breach of duty in such capacity is hereby eliminated, provided, however, that, if a judgement or other final adjudication adverse to such director establishes that such director's acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law, or that such director in fact personally gained a financial profit or other advantage to which such director was not legally entitled, or that such director's acts violated Section 719 of the Business Corporation Law, the elimination of personal liability shall not apply."

     (iii)     The following Article Seventh is added to the Certificate of
               Incorporation:

     "SEVENTH Corporate action may be taken without a meeting upon written consent of shareholders of outstanding shares having not less than the minimum of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted."

     FOURTH: The amendment of the certificate of incorporation of the Corporation herein provided for was authorized by the vote on August 5, 1998 of holders of outstanding shares of the Corporation entitled to vote on the said restatement of the certificate of incorporation, having not less than the minimum requisite proportion of votes, subsequent to the vote at a meeting of the Board of Directors.

     IN WITNESS WHEREOF, we have subscribed this document on the 9th day of October, 1998 and do hereby affirm, under the penalties of perjury, that the statements contained therein have been examined by us and are true and correct.



                              David Sackler, President



                              David Miller, Secretary